UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13D/A

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*
                               Final Amendment

                     BRECCIA INTERNATIONAL MINERALS INC.
                               (Name of Issuer)

                       $0.0001 PAR VALUE COMMON STOCK
                       (Title of Class of Securities)

                                 106440 10 0
                                (CUSIP Number)

                                  M. BOYCE
                        P.O. BOX 111 BISHOP COURT HILL
                             ST. MICHAEL, BARBADOS
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               April 12, 1999
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and or any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






SCHEDULE 13D

CUSIP No. 025631 20 1

Page 2 of 3 Pages

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   BARRINGTON GLOBAL FUND INC.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
3  SEC USE ONLY

4  SOURCE OF FUNDS*

   Not applicable

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(D) OR 2(E)		 							                                              [ ]

6  CITIZENSHIP OR PLACE OF ORGANIZATION

   BRITISH VIRGIN ISLANDS


NUMBER OF
SHARES
                  7  SOLE VOTING POWER
                     None
BENEFICIALLY
OWNED BY
                  8  SHARED VOTING POWER

                     None
EACH
REPORTING
                  9  SOLE DISPOSITIVE POWER
                     None
PERSON
WITH
                  10 SHARE DISPOSITIVE POWER
                     None

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          None

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                    [ ]

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

14 TYPE OF REPORTING PERSON*
          IV



ITEM 1.   SECURITY AND ISSUER

This Amendment No. 1 to Schedule 13D relates to $0.0001 Par Value Common Stock of Breccia International Minerals Inc. The principal executive offices is 4418 Patterdale Drive, North Vancouver B.C. V7R 4L8.

ITEM 2.   IDENTITY AND BACKGROUND

No Amendment

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Not Applicable

ITEM 4.   PURPOSE OF TRANSACTION

Not Applicable

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

a)    none
b)    none
c)    n/a
d)    n/a
e) The reporting person ceased to be a beneficial owner of more than five percent of $0.0001 par value common stock of Breccia International Minerals Inc. on April 12, 1999.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

No Amendment

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

Not Applicable



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Barrington Global Fund Inc.


April 22, 1999                            /s/ Michael Boyce
Date                                      By: Michael Boyce
                                          Abacus Management Limited